Exhibit 99.1

Micron Appoints Mark Liu and Christie Simons to Board of Directors

BOISE, Idaho, Mar. 05, 2025 — Micron Technology, Inc. (Nasdaq: MU) today announced it has appointed two experienced business leaders, Mark Liu and Christie Simons, to its board of directors.

Liu spent over 30 years with Taiwan Semiconductor Manufacturing Company (TSMC), where he held increasingly important leadership positions, including senior vice president (2004-2012), co-chief operations officer (2012-2013), president and co-CEO (2013-2018), and executive chairman (2018-2024). Under his leadership, TSMC became the world’s largest semiconductor foundry. Currently, he is the founder and chairman of J&M Copper Beech Ventures, a multi-strategy investment fund. Liu began his career at Intel Corporation as part of the company’s development of its 32-bit microprocessor technology. He then moved to AT&T Bell Laboratory where he conducted fundamental high-speed electronics research. Liu's other board commitments include the University of California, Berkeley Engineering Advisory Board. He holds a bachelor's degree in electrical engineering from National Taiwan University and master’s and Ph.D. degrees in electrical engineering and computer science from the University of California, Berkeley.

“Mark is a visionary leader with deep technical expertise and business acumen. He has decades of experience leading one of the world’s most advanced and sophisticated semiconductor companies, with fab operations at the largest scale,” said Micron Chairman, President and CEO Sanjay Mehrotra. “His experience will help guide Micron as we scale our business to address the growing opportunities unleashed by AI — from the data center to the edge.”

Simons is a senior Audit & Assurance partner of Deloitte & Touche LLP. She is retiring from the company in May with nearly 30 years of experience serving technology clients worldwide. She has held several significant leadership roles at Deloitte while leading teams to address clients’ most challenging problems, including global equity and debt offerings and enterprise-wide digital transformations. Simons recently led Deloitte’s Global Semiconductor Center of Excellence, integrating the organization's multifaceted capabilities to serve global semiconductor clients across consulting, advisory, tax, and assurance. She also recently served as the U.S. Technology, Media, and Telecommunications industry leader for Deloitte's Audit & Assurance practice. Simons holds a bachelor's degree in international business and finance from the Leeds School of Business at the University of Colorado, Boulder, is a Certified Public Accountant in California, and is a member of the American Institute of CPAs.

“Christie's extensive experience in global technology and finance will provide invaluable insights as we continue to optimize Micron’s business to focus on innovation and growth,” said Mehrotra. “Her specific experience with the semiconductor industry will be a great asset as our board continues to shape Micron’s strategy to address the opportunities ahead.”

“I am very pleased to welcome Mark and Christie to the Micron board of directors,” said Lynn Dugle, Micron’s lead independent director. “Mark’s executive experience with the world’s largest semiconductor foundry and Christie’s work delivering an array of services to global semiconductor companies bring additional strength to our board. We look forward to their contributions as we continue to position Micron for long-term success.”

About Micron Technology, Inc.

We are an industry leader in innovative memory and storage solutions transforming how the world uses information to enrich life for all. With a relentless focus on our customers, technology leadership, and manufacturing and operational excellence, Micron delivers a rich portfolio of high-performance DRAM, NAND and NOR memory and storage products through our Micron® and Crucial® brands. Every day, the innovations that our people create fuel the data economy, enabling advances in artificial intelligence (AI) and compute-intensive applications that unleash opportunities — from the data center to the intelligent edge and across the client and mobile user experience. To learn more about Micron Technology, Inc. (Nasdaq: MU), visit micron.com.

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